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                                                                   Exhibit 10.31

                       NONQUALIFIED STOCK OPTION AGREEMENT

     This AGREEMENT is made effective as of February 7, 1997 (the "Award Date") by and between EVEREN Capital Corporation, a Delaware corporation (the "Corporation"), and JAMES R. BORIS (the "Participant").

     WHEREAS, EVEREN Capital Corporation's Board of Directors (the "Board of Directors") believes it is in the best interest of the Corporation and its shareholders for key executives to increase their stock interest in the Corporation in order to create a long term incentive to work for and manage the Corporation in such a way that its shares become more valuable; and

     WHEREAS, the Participant is employed by the Corporation as such a key executive; and

     WHEREAS, the Corporation and Participant desire to enter into this Nonqualified Stock Option Agreement for such purpose; and

     WHEREAS, the Board of Directors has authorized the Corporation to make an "Award" to the Participant of an "Option" to purchase a total of Three Hundred Thousand (300,000) shares of the $.01 par value common stock ("Common Stock") of the Corporation at an "Option Price" of $23.8125 per share as a long term incentive;

     NOW, THEREFORE, the Corporation and Participant agree as follows:

     1. INCORPORATION OF PLAN BY REFERENCE. The Award of the Option memorialized by this Agreement is made pursuant to the terms determined by the Board of Directors. When establishing these terms, the Board of Directors considered provisions of the 1996 Restricted Stock Incentive Plan (the "Plan"), certain terms of which are incorporated herein by reference. Except to the extent expressly provided herein, capitalized terms used in this Agreement shall have the same meaning ascribed thereto in the Plan. A copy of the Plan is on file in the offices of the Corporation and may be reviewed during normal business hours.

     2. OPTION GRANT. This Option is a nonstatutory option and is not intended to qualify for any special tax benefits in the hands of the Participant.

     3. TIME OF EXERCISE; VESTING. This Option shall be exercisable at the Option Price on the earlier of:

          (a) February 7, 2002; or


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          (b) the trading day which immediately follows the completion of any thirty (30) day period where the average of the average daily high and low trading of one share of EVEREN Capital Corporation Common Stock is $40.00 or more; or

          (c) the date of a "Change in Control" (as defined in Section 7 of the Plan) of the Corporation; or

          (d) the date the Participant's employment is terminated by the Corporation for reasons other than "Cause" or is terminated by the Participant for "Good Reason" or is terminated due to the Participant's death or Disability.

               As used in this Agreement, "Cause" means (i) Participant's willful malfeasance having material adverse effect on the Corporation or EVEREN Securities, Inc. ("EVEREN"); or (ii) the Participant's conviction of a felony; PROVIDED that any action or refusal by the Participant shall not constitute "Cause" if , in good faith, the Participant believed such action or refusal to be in, or not opposed to, the best interests of the Corporation, or if the Participant shall be entitled, under applicable law or under the Corporation's or EVEREN's Certificate of Incorporation or By-laws, as the same may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

               As used in this Agreement, "Good Reason" means (i) any demotion of the Participant from his positions as Chairman of the Board and Chief Executive Officer of the Corporation and of EVEREN; (ii) any reduction in the Participant's base salary or annual bonus opportunity; or (iii) any material breach of this Agreement by the Corporation.

               If the Participant terminates employment from the Corporation due to Normal Retirement, the Option will continue to vest following such Normal Retirement, according to the vesting schedule described above. As used in this Agreement, "Normal Retirement" shall mean termination of the Participant's employment from the Corporation for any reason after (i) attaining age 65 or
(ii) attaining age 55 and having been employed by the Corporation, a Corporation predecessor, a qualified subsidiary and/or Kemper Corporation for ten (10) or more years.

     4. Continuation of Option After Change in Control Events. If the Option is not yet vested and exercisable and becomes fully (100%) vested and exercisable as a result of a "Change in Control" of the Corporation, the Option will remain exercisable until its expiration (as described in Section 5 below) unless the Compensation Committee of the Board of Directors (the "Committee") provides the Participant with written notification, on or before such effective date, that the Option will remain exercisable only during a defined period commencing on such date (with the final day of such defined period being the last exercise date for the Option as to which vesting and exercisability has so accelerated in the event such notification is made).

     5. Exercise Period; Effect of Termination of Employment. Once vested, the Option shall be exercisable until the Option terminates (i.e., expires) as of the earliest of:

          (a) one (1) year after the Participant's termination of employment with the Corporation and/or its parent or subsidiaries for any reason other than termination by the Corporation for
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reasons other than Cause, resignation by the Participant for Good Reason, or the
Participant's Normal Retirement, death or disability; or

          (b) ten (10) years from the Award Date (i.e., February 7, 2007).

          The Option granted hereunder will also terminate (i.e., expire), even if vested, if either before or after the Participant's Normal Retirement or termination (whether voluntary or involuntary), the Participant directly or indirectly (1) engages in any activity or conducts himself in a manner which has a material adverse effect on the business interests of the Corporation or an affiliate of the Corporation or (2) discloses to any unauthorized person any information or knowledge as to the business affairs of the Corporation or an affiliate of the Corporation that the Corporation or the affiliate considers to be confidential, which the Participant received during the time of the Participant's employment by the Corporation or an affiliate of the Corporation; in either case as determined solely by the Committee.

     6. Method and Time of Exercise.

          (a) In order to exercise the Option granted hereunder, the Participant must give written notice thereof to the Compensation & Benefits Department (as defined in the Plan) at the Corporation's corporate headquarters at 77 West Wacker, Chicago, Illinois 60601-1693, specifying the number of shares of Common Stock being purchased, and accompanied by payment of the Option Price for the share(s) and the amount of any applicable withholding taxes. Such payment shall be made in cash or by check, or in previously owned shares of Common Stock (having a Fair Market Value equal to the Option Price of the share(s) purchased and any applicable withholding taxes), or in any combination of cash and such shares. The payment in full of the Option Price need not accompany the written notice of exercise if the notice of exercise directs that the certificate for the shares being purchased be delivered to a licensed broker acceptable to the Corporation as agent for the Participant and, at the time the certificate for the shares is delivered, the broker tenders to the Corporation cash (or cash equivalents acceptable to the Corporation) equal to the Option Price for the share(s) plus the amount of any withholding taxes required. The Participant may, for the purpose of paying any withholding taxes required, direct the Corporation to withhold shares of Common Stock having a Fair Market Value equal to the amount of any taxes to be withheld from the shares of Common Stock which Participant would have otherwise received upon the exercise of the Option.

          (b) The Option may not be exercised if the issuance of shares of Common Stock upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities laws or other laws or regulations, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. The Participant acknowledges that the shares of Common Stock covered by this Option have not been registered under the applicable securities laws and that as a result, as a condition to the exercise of the Option the Corporation may require the Participant to represent and warrant that he is acquiring the shares of Common Stock for investment without present intention to sell or distribute such shares, and that the shares may not be transferable by the Participant unless and until they are registered under the applicable securities laws or an exemption from such registration is available. As soon as reasonably practical following a request from the Participant, the Corporation agrees that it will register the shares of Common Stock under applicable securities laws by means of an appropriate registration
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statement, which shall include, to the extent necessary, a reoffer prospectus, in order to facilitate the transfer or disposition of the shares.

     7. Restrictions on Transfer. This Option is not transferable by the Participant except:

          (a) by will or the laws of descent and distribution; or

          (b) all or a portion of the Option may be transferred by the Participant to one or more Immediate Family Members, a trust maintained for the exclusive benefit of one or more Immediate Family Members, a partnership in which Immediate Family Members are the only partners, or a private family foundation established by the Participant, provided that there may be no consideration for such transfer and no subsequent transfer of the transferred Option shall be made other than by laws of descent and distribution; or

          (c) the Option may be exercisable during the lifetime of the Participant only by such Participant or the Participant's guardian or legal representative unless it has been transferred pursuant to Section 7(b), in which case it shall be exercisable only by such transferee. If the Participant dies during the option period, this Option may be exercised by the Participant's estate, the person to whom the Option passes by will or the laws of descent and distribution or the transferee for up to twelve (12) months after the Participant's date of death, but only to the extent that the Participant could have exercised the Option on the date of death in accordance with Section 5 above.

          (d) for purposes of this Agreement, the Participant's "Immediate Family Members" shall include the Participant, his spouse, his children and his grandchildren.

     8. Withholding Tax and/or Requiring Payment of Taxes. The Corporation shall have the right to withhold with respect to any payments made to the Participant any taxes required by law to be withheld with regard to such payments and/or to require, prior to the exercise of the Option, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares (or any portion thereof) for which such taxes have not been withheld.

     9. Changes in Capitalization and Similar Changes. If the Corporation shall at any time change the number of outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the total number of shares then remaining subject to purchase hereunder shall be changed in proportion to such change in outstanding shares and the Option Price per share shall be adjusted so that the total consideration payable to the Corporation upon the purchase of all shares not theretofore purchased shall not be changed. If, during the term of this Option, the Common Stock of the Corporation shall be exchanged for shares of another corporation, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Corporation shall cause adequate provision to be made whereby the Participant shall thereafter be entitled to receive, upon the due exercise of this Option, the securities the Participant would have been entitled to receive immediately prior to the effective date of any such transaction for shares of Common Stock not theretofore purchased which could have been acquired through the exercise of this Option.
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     10. Participant's Rights. The granting of this Option does not limit the right of the Corporation or any subsidiary to terminate a Participant's employment at any time or give to a Participant any right to remain employed by the Corporation or any subsidiary in any particular position or at any rate of compensation.

     11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

     12. Interpretations and Arbitration of Disputes. All determinations and interpretations with respect to the Award, the Option or this Agreement shall be made by the Committee. Any dispute between the Corporation or any of its affiliates and the Participant relating to this Agreement shall be submitted to arbitration before the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc. in accordance with its rules and regulations.

     13. Applicable Laws. The securities transferred under this Option may be subject to such conditions, limitations or restrictions as may be necessary to comply with any law or regulation or with the requirements of any securities exchange. The delivery or issuance of any shares of Common Stock may be postponed by the Corporation for such period as may be required to comply with the applicable requirements under the Federal and state securities laws, and any applicable listing requirements of any national securities exchange and with all requirements under any other law or regulation applicable to the issuance or delivery of such shares. Further, the Corporation shall not be obligated to deliver or issue any shares of Common Stock if the delivery or issuance therefore shall constitute a violation of any provision of any national securities exchange to which the Corporation is subject, or any law or regulation of any governmental authority.
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     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be effective as of the day and year first above written.


PARTICIPANT                            EVEREN Capital Corporation
                                       By:


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James R. Boris                         Janet L. Reali
                                       Its: General Counsel and Secretary